Exhibit 99.1

ANCHOR BANCORP

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS SECOND QUARTER RESULTS

Lacey, WA (January 23, 2012) – Anchor Bancorp (NASDAQ:GS – ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported net income of $93,000 or $0.04 per diluted share, for the second fiscal quarter ended December 31, 2011 compared to a net loss of $126,000 for the same period last year. The Company completed its initial public offering on January 25, 2011 with the issuance of 2,550,000 shares of its common stock, which generated net proceeds of $23.2 million. Therefore, operating results before that date pertain to the Bank only.

“We are pleased to report a profit this quarter, although the local economy remains slow in its recovery and we have continued to experience reduced loan demand.  Our focus remains on reducing our non-performing assets and increasing profitability.  Also, with interest rates at historically low levels we are focused on minimizing our interest rate risk by reallocating assets and structuring our liabilities by maintaining higher than normal cash balances to provide us more flexibility as the economy recovers. During the quarter we closed one of our Wal-Mart branches, located in Yelm, Washington, which had a one-time cost of $159,000.  We will continue to provide services to the Yelm customers through our other branches located within the Thurston County Market”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal Second Quarter Highlights (at or for the period ended December 31, 2011, compared to December 31, 2010, or June 30, 2011):

•	Total loan delinquencies (those loans 30 days or more past due date) including non-accrual loans decreased to $21.5 million at December 31, 2011, compared to $26.0 million at June 30, 2011;
•	Provision for loan losses was $475,000 for the quarter ended December 31, 2011 compared to $330,000 for the quarter ended December 31, 2010;
•	Net loan charge-offs increased to $1.4 million for the quarter ended December 31, 2011 from $425,000 for the quarter ended December 31, 2010;
•
Nonperforming assets decreased $14.8 million to $21.1 million or 4.3% of total assets at December 31, 2011 compared to $35.9 million, or 7.3% of total assets at December 31, 2010.  At June 30, 2011 nonperforming assets were $26.9 million, or 5.5% of total assets;

•
Net interest margin decreased 20 basis points to 3.69% for the quarter ended December 31, 2011 compared to 3.89% for the quarter ended December 31, 2010.  Net interest margin decreased ten basis points from 3.79% for the quarter ended June 30, 2011.

Credit Quality

Total delinquent and non-accrual loans decreased $4.5 million to $21.5 million at December 31, 2011 from $26.0 million at June 30, 2011. The nonaccrual loans to total loans ratio decreased to 4.1% at December 31, 2011 from 5.3% at December 31, 2010 and 4.3% at June 30, 2011.  The Company recorded a $475,000 provision for loan losses for the current quarter compared to $330,000 for the quarter ended December 31, 2010. The allowance for loan losses of $6.5 million at December 31, 2011 represented 2.1% of loans receivable and 50.2% of non-performing loans.  The Company continues to reduce its exposure to construction and land loans. The total construction and land loan portfolios declined to $14.3 million or 4.5% of the total loan portfolio at December 31, 2011 compared to $27.2 million or 7.4 % of the total loan portfolio at December 30, 2010.

Anchor Bancorp
January 23, 2012

Non-performing loans decreased to $12.9 million at December 31, 2011 from $14.2 million at June 30, 2011.   Non-performing loans consisted of the following at the dates indicated:

	December 31, 2011	June 30, 2011	December 31, 2010
	(In thousands)
One-to-four family residential	$3,519	$3,157	$4,070

Commercial	4,097	2,280	1,116

Construction	4,134	6,900	10,680

Land	23	90	100

Home Equity	348	122	436

Automobile	119	63	55

Credit cards	166	137	83

Other	7	51	62

Commercial business	484	1,369	2,824

Total	$12,897	$14,169	$19,426

As of December 31, 2011, June 30, 2011, and December 31, 2010 there were 31, 31, and 28 loans, respectively, with aggregate net principal balances of $17.2 million, $15.0 million, and $14.4 million, respectively that we have identified as “troubled debt restructures.”  At December 31, 2011, June 30, 2011, and December 31, 2010 there were $2.0 million, $2.8 million, and $2.1 million, respectively, of “troubled debt restructures” included in the non- performing loans above.

Anchor Bancorp
January 23, 2012

Net charge-offs for the quarters ended consisted of the following:

	Quarter Ended
	December 31, 2011	June 30, 2011	December 31, 2010
	(In thousands)
Real estate loans:
One- to four-family residential	$458	$1,581	$73
Commercial	274	359	-
Construction	79	14	52
Total real estate	811	1,954	125

Consumer:
Home equity	204	300	49
Credit cards	217	75	151
Automobile	9	(8)	1
Other consumer	123	305	74
Total consumer	553	672	275

Business:
Commercial business loans	8	869	25

Net charge-offs	$1,372	$3,495	$425

As of December 31, 2011, the Company had 109 properties, in real estate owned (REO) with an aggregate book value of $8.2 million compared to 123 properties in REO with an aggregate book value of $16.4 million at December 31, 2010.  The decrease in number of properties during the quarter ended December 31, 2011 was attributable to ongoing sales.  The largest of these properties at December 31, 2011 had an aggregate book value of $539,000 and consisted of a residential estate property located in Sandy, Oregon.  At December 31, 2011, the Company owned 17 one-to-four family residential properties with an aggregate book value of $3.5 million, two one-to-four family residential condominium units with an aggregate book value of $495,000, 81 residential building lots with an aggregate book value of $1.4 million, five vacant land parcels with an aggregate book value of $1.8 million, and four parcels of commercial real estate with an aggregate book value of $940,000.  The geographic distribution of our REO is limited to southwest Washington and the greater Portland area of northwest Oregon, with 101 of the parcels in Washington and the remaining eight in Oregon.

Capital

As of December 31, 2011 the Bank exceeded all regulatory capital requirements with Core Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 10.6%, 16.2%, and 17.5%, respectively. As of December 31, 2010 these ratios were 8.1%, 11.1%, and 12.4%, respectively.  Although the Bank was “well capitalized” at December 31, 2011, based on financial statements prepared in accordance with generally accepted accounting principles in the United States and the minimum percentages in the regulatory guidelines, because of the deficiencies cited in the  Cease and Desist Order, the Bank is not regarded as “well capitalized” for federal regulatory purposes.

Anchor Bancorp exceeded all regulatory capital requirements with Core Capital, Tier 1 Risk Based Capital and Total Risk-Based Capital ratios of 11.0%, 16.8%, and 18.1% as of December 31, 2011.

Anchor Bancorp
January 23, 2012

Balance Sheet Review

Total assets decreased by $2.8 million, or 0.6%, to $486.1 million at December 31, 2011, from $488.9 million at June 30, 2011. We increased our liquidity during this period as cash and due from banks increased $12.6 million, or 19.7%, loans receivable decreased $18.0 million, or 5.5%, and securities available for sale increased, $5.7 million, or 13.6%.

Mortgage-backed securities available for sale increased $9.1 million or 27.8% to $41.8 million at December 31, 2011 from $32.7 million at June 30, 2011. The increase in this portfolio was primarily the result of purchases of 21 investments totaling $27.1 million, sales of 18 investments totaling $14.8 million, and contractual payments of $3.2 million. The sale was due to rebalancing the investment portfolio to shorten the duration of the portfolio. Mortgage-backed securities held-to-maturity increased $677,000 or 9.1% to $8.1 million at December 31, 2011 from $7.4 million at June 30, 2011, as a result of one purchase of $1.5 million and principal reductions.

Loans receivable, net, decreased $18.0 million or 5.5% to $307.5 million at December 31, 2011 from $325.5 million at June 30, 2011.  The decline in the loan portfolio was the result of the current economic conditions and weak loan demand from creditworthy borrowers.  The total construction and land loan portfolios decreased $4.1 million to $14.3 million from $18.4 million at June 30, 2011 as a result of loan repayments.

Loans receivable consisted of the following at the dates indicated:

	December 31, 2011	June 30, 2011	December 31, 2010
Real Estate:	(In thousands)
One- to four-family residential	$90,352	$97,133	$105,546
Multi-family residential	46,004	42,608	44,023
Commercial	100,189	105,997	112,163
Construction	8,128	11,650	20,045
Land	6,131	6,723	7,195
Total real estate	250,804	264,111	288,972

Consumer:
Home equity	33,402	35,729	39,470
Credit cards	6.653	7,101	7,456
Automobile	4,287	5,547	7,083
Other consumer	3,259	3,595	3,862
Total consumer	47,601	51,972	57,871

Business:
Commercial business	16,083	17,268	20,643

Total loans	314,488	333,351	367,486

Less:
Deferred loan fees	562	648	760
Allowance for loan losses	6,469	7,239	10,902
Loans receivable, net	$307,457	$325,464	$355,824

Anchor Bancorp
January 23, 2012

Total liabilities decreased $583,000  year to date, primarily as the result of a $10.0  million, or 2.9%, increase in deposits offset by an $11.0 million or 12.8%, decrease in FHLB advances. Deposits increased due to the Bank’s continued emphasis on generating core deposits by strategically pricing its deposit products to the market. Core deposits, which consist of all deposits other than certificates of deposits, increased $10.1 million or 6.4% during the six months ended December 31, 2011 and $14.0 million or 9.4% compared to the same period last year.

Deposits consisted of the following at the dates indicated:
	December 31, 2011		June 30, 2011		December 31, 2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Noninterest-bearing demand deposits	$29,966	8.6%	$30,288	8.9%	$28,179	8.2%
Interest-bearing demand deposits	18,321	5.2%	17,387	5.1%	19.340	5.6%
Savings deposits	35,060	10.0%	32,263	9.5%	30,765	9.0%
Money market accounts	85,746	24.3%	78,017	23.0%	75,314	22..0%
Certificates of deposit
Retail certificates	181,385	51.9%	181,519	53.5%	184,039	53.7%
Brokered certificates	-	-%	-	-%	4,999	1.5%
Total certificates of deposit	181,835	51.9%	181,519	53.5%	189,038	55.2%

Total deposits	$349,478	100.0%	$339,474	100.0%	$342,636	100.0%

FHLB advances decreased $11.0 million, or 12.8%, to $74.9 million at December 31, 2011 from $85.9 million at June 30, 2011. The decrease was related to the Bank’s continued focus on reducing its reliance on outside borrowings and continued emphasis on core deposits.

Total stockholders’ equity decreased $2.2 million or 3.9% to $55.2 million at December 31, 2011 from $57.5 million at June 30, 2011. The decrease was primarily due to the $1.6 million loss during the six months ended December 31, 2011.  Other comprehensive income decreased $678,000 which was a result of sales of investments during this quarter.

Operating Results

Anchor Bancorp had a net income of $93,000 or $0.04 per diluted share, for the three months ended December 31, 2011 compared to a net loss of $126,000 for the same period in 2010. For the six months ended December 31, 2011 the net loss was $1.6 million compared to a net loss of $774,000 for the comparable period in 2010.

Net interest income. Net interest income before the provision for loan losses decreased, $405,000 or 8.9%, to $4.2 million for the quarter ended December 31, 2011 from $4.6 million for the quarter ended December 31, 2010. For the six months ended December 31, 2011 net interest income decreased $688,000 or 7.6% to $8.3 million from $9.0 million for the same period in 2010.

The Company’s net interest margin decreased 20 basis points to 3.69% for the three months ended December 31, 2011, from 3.89% for the comparable period in 2010. The average cost of interest-bearing liabilities decreased 23 basis points to 1.61% for the three months ended December 31, 2011 compared to 1.84% for the same period in the prior year. This decrease was primarily due to a 32 basis point decrease in the average cost of deposits.

Provision for loan losses. In connection with its analysis of the loan portfolio at December 31, 2011, management determined that a provision for loan losses of $475,000 was required for the quarter ended December 31, 2011

Anchor Bancorp
January 23, 2012

compared to $330,000 for the same period of the prior year. The provision for loan losses decreased by $510,000 to $1.0 million for the six months ended December 31, 2011 from $1.5 million for the same period last year.

Noninterest income. Noninterest income increased $338,000, or 20.8%, to $2.0 million for the quarter ended December 31, 2011, compared to $1.6 million for the same quarter a year ago.  The majority of the increase in income was from gain on sale of investments of $686,000 compared to $81,000 for the same quarter a year ago. The $94,000 decrease in deposit services fees related to the Bank’s two Wal-Mart branches which were closed in 2010.  Noninterest income increased $190,000 or 5.9% during the six months ended December 31, 2011 for the same period in 2010.

Noninterest expense. Noninterest expense decreased $431,000, or 7.2%, to $5.6 million for the three months ended December 31, 2011 from $6.0 million for the three months ended December 31, 2010. The decrease was primarily due to expenses related to REO impairment charges which decreased $322,000 or 40.7% and REO holding costs which decreased $119,000 or 37.5%.  The decrease in impairment charges during the second fiscal quarter ended December 31, 2011 from the same period in 2010 is due to incremental stabilization in the real estate market.  Compensation and benefits expense decreased $94,000, or 4.3% and occupancy and equipment expense decreased $74,000 or 12.4% which reflects the closure of two Wal-Mart branches.   Noninterest expense increased $860,000 in the six months ended December 31, 2011 to $12.4 million from $11.5 million for the six months ended December 31, 2010 primarily due to information technology expense.  The information technology expense increased $1.0 million, of which $925,000 is related to the core systems conversion scheduled for April, 2012.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 13 full-service banking offices (including three Wal-Mart store locations) and one loan production office located within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed  under the Order to Cease and Desist consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our

Anchor Bancorp
January 23, 2012

ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf and the Company’s operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
January 23, 2012

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands, except share data)	December 31, 2011	June 30, 2011
	(unaudited)

ASSASSETS
Cash C Cash and due from banks	$76,341	$63,757
Invest Securities available for sale, at fair value	43,832	38,163
NvestmeSecurities held to maturity, at amortized cost	8,115	7,587
Loans L Loans held for sale	1,174	225
Loans re Loans receivable, net of allowance for loan losses of $6,469
and $16, and $7,239	307,457	325,464
Bank owLife insurance investment, net of surrender charges	17,957	17,612
Accrued Accrued interest receivable	1,686	1,810
Real estaReal estate owned, net	8,177	12,597
Feder Federal Home Loan Bank (“FHLB”) of Seattle stock, at cost	6,510	6,510
PremisesProperty, premises and equipment, net	12,413	13,076
Deferred tax asset, net	900	551
Prepaid Prepaid expenses and other assets	1,542	1,583
T Total assets	$486,104	$488,935

LIALIABILITIES AND STOCKHOLDERS’ EQUITY
LIALIABILITIES
Deposits Deposits:
Non Noninterest-bearing	$29,966	$30,288
Interes Interest-bearing	319,512	309,186
Total Total deposits	349,478	339,474
FHKBF FHLB advances	74,900	85,900
AdvanceAdvance payments by borrowers for taxes an taxes and insurance	1,425	1,389
Supplem Supplemental Executive Retirement Plan liability	1,757	1,838
Account Accounts payable and other liabilities	3,340	2,882
Total l Total liabilities	430,900	431,483

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000, 5,000,000 shares; no shares issued or outstanding	-	-
Common stock, $.01 par value per share; authorized 45,000,000 shares; 2,550,000 issued and 2,454,233 outstanding at
Ma December 31, 2011and 2,550,000 shares issued and 2,450,833 outstanding at June 30, 2011	25	25
AddAditional paid-in capital	23,205	23,187
RetaRetained earnings, substantially restricted	31,836	33,458
Une Unearned employee stock ownership plan shares	(958)	(992)
Acc Accumulated other comprehensive income, net of tax	1,096	1,774
Total sTotal stockholders’ equity	55,204	57,452
Total lTotal liabilities and stockholders’ equity	$486,104	$488,935

Anchor Bancorp
January 23, 2012

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands, except share data) (Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Interest income:
Loans receivable, including fees	$5,181	$5,915	$10,428	$12,350
Securities	84	86	178	174
Mortgage-backed securities	487	550	949	1,156
Total interest income	5,752	6,551	11,555	13,680

Interest expense:
Deposits	1,238	1,511	2,504	3,272
FHLB advances	352	473	709	1,378
Total interest expense	1,590	1,984	3,213	4,650
Net interest income before provision for loan losses	4,162	4,567	8,342	9,030
Provision for loan losses	475	330	1,000	1,510
Net interest income after provision for loan losses	3,687	4,237	7,342	7,520

Noninterest income
Deposit service fees	506	594	1,036	1,264
Other deposit fees	206	212	423	431
Gain on sale of investments	686	81	879	135
Loan fees	257	302	485	533
Gain (loss) on sale of loans	(21)	95	(33)	188
Other income	329	341	622	671
Total noninterest income	1,963	1,625	3,412	3,222

Noninterest expense
Compensation and benefits	2,067	2,161	4,196	4,329
General and administrative expenses	903	952	2,012	1,875
Real estate owned impairment	469	791	1,588	1,287
Real estate owned holding costs	198	317	455	595
Federal Deposit Insurance Corporation (“FDIC”) insurance premiums	252	312	503	625
Information technology	757	525	2,036	1,012
Occupancy and equipment	523	597	1,050	1,170
Deposit services	120	165	227	346
Marketing	172	146	324	275
Loss on sale of premises and equipment	159	168	107	168
(Gain)loss on sale of real estate owned	(63)	(146)	(122)	(166)
Total noninterest expense	5,557	5,988	12,376	11,516
Loss before benefit for federal income taxes	93	(126)	(1,622)	(774)
Provision (benefit) for federal income tax	-	-	-	-
Net income (loss)	$93	$(126)	$(1,622)	$(774)
Basic earnings (loss) per share	$.04	N/A	$(.66)	N/A
Diluted earnings (loss) per share	$.04	N/A	$(.66)	N/A

Anchor Bancorp
January 23, 2012

	For the Quarter Ended (unaudited)
	December 31 2011	September 30, 2011	June 30, 2011	Mar 31, 2011
SELECTED PERFORMANCE RATIOS

Return (loss) on average assets	0.08%	(1.4)%	(3.8)%	(2.7)%
Return (loss) on average equity	0.67%	(12.4)%	(29.3)%	(22.9)%
Average equity-to-average assets	11.39%	11.5%	8.9%	11.6%
Interest rate spread	3.49%	3.46%	3.56%	3.67%
Net interest margin	3.69%	3.69%	3.79%	3.87%
Efficiency ratio	90.7%	121.1%	130.3%	95.5%
Average interest-earning assets to average interest-bearing liabilities	114.2%	116.0%	116.1%	113.8%
Other operating expenses as a percent of average total assets	4.6%	5.6%	6.0%	4.3%

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	10.6%	10.5%	10.7%	11.6%
Tier 1 risk-based	16.2%	15.9%	15.8%	16.3%
Total risk-based	17.5%	17.2%	17.1%	17.6%

ASSET QUALITY
Non-accrual and 90 days or more past due loans as a percent of total loans	4.1%	3.5%	4.3%	5.4%
Allowance for loan losses as a percent of total loans	2.1%	2.3%	2.2%	2.2%
Allowance as a percent of total non-performing loans	50.2%	65.6%	51.1%	41.5%
Non-performing assets as a percent of total assets	4.3%	4.6%	5.5%	6.6%
Net charge-offs to average outstanding loans	0.4%	0.1%	1.0%	2.2%